Exhibit 10.8

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement") dated April 16, 2013 (the "Effective Date"), by and between Buck Peak, LLC, a Colorado limited liability company ("Seller"), and PetroShare Corp., a Colorado corporation ("Buyer"). Seller and Buyer shall hereinafter be referred to collectively as the "Parties" and individually as a "Party".

ARTICLE I
CERTAIN DEFINITIONS

Section 1.1        Defined Terms. Unless the context otherwise requires:

(a) the terms defined in this Agreement shall have the meanings specified, with each definition to be equally applicable both to the singular and the plural forms of the terms;

(b) all references in this Agreement to an "Article," "Section," or "subsection" shall be to an Article, Section, or subsection of this Agreement;

(c) the words "this Agreement," "hereof," "hereunder," "herein," "hereby," or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision; and

(d) the words used herein shall include the masculine, feminine, and neuter gender.

Section 1.2     Interpretation. In construing this Agreement:

(a) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(b) the word "includes" and its derivatives means "includes, but is not limited to" and corresponding derivative expressions;

(c) a defined term has its defined meaning throughout this Agreement and each exhibit, attachment, and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(d) each Exhibit to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any Exhibit, the provisions of the main body of this Agreement shall prevail; and

(e) canons of construction or rules of interpretation that would construe any provision of this Agreement against the drafter, whether due to ambiguity or otherwise, shall not apply.

ARTICLE II
SALE AND PURCHASE; DUE DILIGENCE

Section 2.1     Sale and Purchase. Subject to the terms and conditions of this Agreement, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, an undivided 100.00% of Seller's Oil, Gas and Coalbed Methane leasehold interest and or operating rights affecting the following described Leasehold (together, herein referred to as the "Assets"),with Seller reserving an Overriding Royalty Interest as set forth in Schedule 2.1(a), Schedule 2.1(b), Schedule 2.1(c) :

(a)  the oil, gas and mineral leases and the leasehold estates created thereby, described in Schedule 2.1(a), together with corresponding interests in and to all related property and rights;

(b)  the oil, gas and mineral leases and the leasehold estates created thereby, described in Schedule 2.1(b), together with corresponding interests in and to all related property and rights; Buyer has conducted a Due Diligence comprised of land contract work, Abstracts and Attorney Drilling Title Opinion used in providing a Schedule 2.1(b). Copies of any such data that explains and justifies a change of net revenue interest shall be provided to Seller prior to Defect Submission and mutually acceptable change in the NRI covering Section 25, T6N-R9OW, Moffat County, Colorado as follows:

●  All Leases in W/2 Section 25, T6N-R9OW — 78.5% NRI delivered;
●  Keith family Leases — 77.5% NRI delivered;
●  Remaining Leases E/2 Section 25, T6N-R9OW — 78.5% NRI delivered

(c)  the oil, gas and mineral leases and the leasehold estates created thereby, described in Schedule 2.1(c), together with corresponding interests in and to all related property and rights. Together the leases described in Schedule 2.1(a), Schedule 2.1(b) and Schedule 2.1(c) are referred to herein as the "Leases";

(d)  all leasehold interest of Seller in and to the lands covered by, or subject to, or pooled or unitized with the Leases (together, the "Lands");

(e)  all contracts and contractual rights, obligations, and interests described in Schedule 2.1(d), and to the extent transferable, all other material contracts and contractual rights, obligations, and interests, including but not limited to all farmout and farmin agreements, operating agreements, surface use agreements, lease agreements, and other contracts or agreements covering or affecting any of the Assets (together, the "Contracts");

(f)           (g) to the extent Buyer does not already have in its possession, all right, title and Oil, Gas and Coalbed Methane leasehold interest of Seller in and to or derived from the following insofar as the same are attributable to the Leases, Lands, or Contracts: (i) all rights with respect to the use and occupancy of the surface of and the subsurface depths under the Lands; (ii) all agreements and contracts, easements, rights-of-way, servitudes, and other estates; (iii) all real and personal property located in or upon the Lands or used in connection with the exploration, development or operation of the Leases. Buyer acknowledges that by its acquisition of Premier Energy Partners (I) LLC leasehold interests it has acquired a copy of the records of Seller relating to the Lands and Leases in Schedules 2.1(a) and 2.1(b). Seller agrees to provide any and all lease, title, land files or other pertinent records associated with Lands and Leases in Schedule 2.1(c); all of which are referred to herein as the "Records". Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any current liability related to the Assets unless Buyer expressly assumes that liability herein.

Section 2.2  Review Period. With respect to Assets listed on Schedule 2.1(a), Schedule 2.1(b), and Schedule 2.1(c), from the Effective Date of March 20, 2013 of the Executed offer to Purchase Oil and gas Leases by and between PetroShare Corp., as Buyer and Buck Peak, LLC., as Seller up to and including April 19, 2013 (the "Review Period"), Buyer shall have the right to review the Records in the Seller's possession and confirm that no Defects exist with respect to the Assets.

(a)  "Defects" shall consist of one or more Title Defects or Environmental Defects.

(b)  "Title Defects" means encumbrances, encroachments, irregularities, or defects in title to the Assets that causes Seller's title to be less than Good and Marketable Title.

(c)   "Good and Marketable Title" means such right, title or interest held by Seller that will entitle Buyer, in Buyer's sole discretion, to: (i) an interest in each Lease covering the number of net mineral acres described in the column marked "Net Acres Conveyed" on Schedules 2.1(a), 2.1(b), and 2.1(c); (ii) receive no less than an 80% net revenue interest listed on Schedules 2.1(a) and 2.1(c) in each Lease, all without reduction, suspension, or termination of such interest throughout the term of any of the Leases; under Schedule 2.1(b) the net revenue interest delivered is described for each Lease for the Section 25 properties; (iii) Leases with primary terms expiring on the dates set out for each of the Leases in Schedules 2.1(a), 2.1(b) and 2.1(c), subject to the terms and conditions of prior Assignments. (iv) bear not greater than the percentage set forth in Schedules 2.1(a), 2.1(b) and 2.1(c) as Seller's working interest (shown in the column titled Net Acres Buck Peak, LLC) of the costs and expenses relating to the maintenance, development, and operation of such Leases, all without increase throughout the term of any of the Leases; (v) sufficient rights under the Leases to allow Buyer to fully develop the oil, gas, and minerals covered by the Leases; and (vi) the Leases free and clear of all liens, encumbrances and defects in title.

(d)  "Environmental Defects" means the (i) failure of the Assets to comply with Environmental Laws, or (ii) the existence of any physical condition related to prior oil and gas operations that, in Buyer's discretion, would require Buyer to be responsible for taking corrective or remedial action with respect to such condition as a consequence of Buyer acquiring title to the Leases (referred to herein as a "Non-Conforminq  Physical Condition").

(e)  "Environmental Laws" shall mean all applicable Laws relating to: (a) the control of any pollutant or potential pollutant or protection of the air, water, land or the environment, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation or (c) exposure to hazardous, toxic, explosive, corrosive or other substances alleged to be harmful. Environmental Laws shall include, but not be limited to, the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Resource Conservation Recovery Act, 42 U.S.C. § 6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 11001 et seq., the Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq. and the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq

(f)  "Laws" shall mean all applicable statutes, laws, ordinances, regulations, rules, rulings, orders, restrictions, requirements, writs, injunctions, decrees or other official acts of or by any Governmental Authority

(g)  "Governmental Authority" shall mean (i) the United States of America; (ii) any state, county, municipality or other governmental subdivision within the United States of America; and (iii) any court or any governmental department, commission, board, bureau, agency or other instrumentality of the United States of America or of any state, county, municipality or other governmental subdivision within the United States of America.

Section 2.3  Confirmation of Defects. In order to confirm that no Defects exist with respect to the Assets, Buyer shall, during the Review Period, have the right:

(a)           to examine the Leases, Contracts, Records, and all other materials in Seller's possession or under Seller's control relating to the Assets, including, without limitation, geologic and engineering data, seismic data, unrecorded Contracts, revenue and expense records, suspense account records, division order files, well files and land and lease files (collectively, the "Data");

(b)  to examine title to the Assets, based upon the Data and the public records of the county and state in which the Leases and Lands are located, at its sole cost, risk and expense; and

(c)  to physically inspect the Assets in order to ascertain the condition of the Leases and Lands and to determine the presence or absence of any wellbores, naturally occurring radioactive materials, environmental contaminations, materials of environmental concern, or violations of Environmental Laws.

Section 2.4     Cooperation. Seiler shall cooperate with Buyer and provide Buyer with access to the Data in Seller's offices at reasonable hours. Buyer shall have the right, at its own expense, to photocopy any of such Data; provided, however, that if Closing does not occur Buyer shall, upon notice to Seller, return all copies of the Data to Seller.

Section 2.5     Access. Seller shall provide Buyer reasonable access to the Leases and Lands at Buyer's sole cost and expense.

Section 2.6     Defect Notices. On or before the expiration of the Review Period, Buyer shall provide notice to Seller regarding all Defects (each, a "Defect Notice"). A Defect Notice shall be in writing and shall include: (i) a description of the Assets affected by the Defect; and (ii) an explanation of the basis for the Defect.

Section 2.7      Cure Period. Upon receiving a Defect Notice, Seller shall have the right to remedy the Defect, to the reasonable satisfaction of Buyer, within six calendar days following the expiration of the Review Period (the "Cure Period") unless extended by mutual agreement of the Parties. If Seller is unable to remedy any Defect to the satisfaction of Buyer prior to the expiration of the Cure Period, Buyer shall have the right to either (i) accept the uncured Defect and proceed to Closing, or (ii) remove the Defected Lands and Leasehold out of the Agreement from Closing and reduce the consideration of the purchase price accordingly or (iii) in the event the Defected properties constitute more than 50% of the total Lands and Leaseholds set forth on Schedule 2.1(a)(b)(c) in aggregate, terminate this Agreement, in which event each Party shall have no further obligation to the other hereunder, except for Seller's obligation to return the Deposit to Buyer as provided under Section 3.2. Buyer shall give Seller written notice of its election within three business days following the end of the Cure Period (the failure of Buyer to give notice within such three-day period shall be deemed to be its election to terminate this Agreement). Notwithstanding the foregoing, the parties shall always have the right to mutually agree to a new Purchase Price for the Assets to take into account the effect of uncured Defects.

ARTICLE Ill
CONSIDERATION AND PAYMENT

Section 3.1   Purchase Price.    In consideration for the sale and conveyance of the Assets to Buyer, the Buyer shall pay to Seller the sum of Three

Hundred Forty-one Thousand Nine Hundred Sixty Eight Dollars ($341,968.00) (the "Purchase Price") as follows:

(a)  $100 per net acre for 134.59 net acres in T6N R9OW, Moffat Co., CO being the balance of all other acreage in the Buck Peak area previously involved in the Quicksilver 2010 sale described on Schedule 2.1(a); and

(b)  $1,050 per net acre for 244.98 net acres in Schedule 25 T6N R9OW, Moffat Co., CO described on Schedule 2.1(b), and

(c)  $800 per net acres for 89.10 net acres in Sections 34 & 35, T6N R9OW, Moffat Co., CO described on Schedule 2.1(c)

Section 3.2    Deposit. Within two (2) business day from PetroShare's receipt of a fully executed copy of this Agreement, Buyer shall pay Seller an earnest money deposit of $50,000.00 (the "Deposit"), which shall be applied against the Purchase Price at Closing. In the event this Agreement is terminated by Buyer or Seller of reason provided for in this Agreement, Seller shall promptly return the Deposit to Buyer within three (3) days of notice of termination.

Section 3.3    Purchase Price Allocation for Tax Purposes. Seller and Buyer agree that the Purchase Price shall be allocated to the various Assets for federal and state income tax purposes as shown on Exhibit A. The Parties further agree that the allocations set forth on Exhibit A represent reasonable estimates of the fair market values of the Assets described therein.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.1   Representations and Warranties of Seller.    Seller and Seller's Members, David M. Laramie and David J. Steyaert (together David M. Laramie and David J. Steyaert are referred to herein as "Seller's Members") represent and warrant to Buyer as follows:

(a)  Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado and has the requisite power to carry on its business as it is now being conducted. Seller is duly qualified to do business, and is in good standing, in each jurisdiction in which the Assets owned, leased or operated by it makes such qualification necessary.

(b)  Seller has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Seller.

(c)  This Agreement constitutes a valid and binding agreement of Seller enforceable against Seller in accordance with its terms, subject to: (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors; (ii) general principles of equity; and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

(d)  Neither the execution and delivery of this Agreement nor the consummation of the transactions and performance of the terms and conditions contemplated hereby by Seller will: (i) conflict with or result in any breach of any provision of the articles of organization, operating agreement or other similar governing documents of Seller; (ii) conflict with, be rendered void or ineffective by or under the terms, conditions or provisions of any agreement, instrument or obligation to which Seller is a party or is subject or by which any of its properties or assets are bound; (iii) result in or give rise to (or with notice or the passage of time or both could result in or give rise to) a default, the creation or imposition of any lien, charge, penalty, restriction, security interest or encumbrance or any change in terms, termination, cancellation or acceleration under the terms, conditions or provisions of any Asset (or of any agreement, instrument or obligation relating to or burdening Seller or any Asset); or (iv) violate or be rendered void or ineffective under any Laws or result in or give rise to (or with notice or the passage of time or both could result in or give rise to) the creation or imposition of any lien, charge, penalty, restriction, security interest or encumbrance on or with respect to any Asset under any Law.

(e)  Except for the Transfer Requirements expressly described and set forth in Schedule 4.1(e), none of the Assets or any portion thereof are subject to any Transfer Requirements. "Transfer Requirements" shall mean any consent, approval, authorization or permit of, or filing with or notification to, any person which must be obtained, made or complied with for or in connection with the execution and delivery of this Agreement by Seller or any sale, assignment, transfer or encumbrance of any Asset or any interest therein in order (i) for such sale, assignment, transfer or encumbrance to be effective, (ii) to prevent any termination, cancellation, default, acceleration or change in terms (or any right thereof from arising) under any terms, conditions or provisions of any Asset (or of any agreement, instrument or obligation relating to or burdening any Asset) as a result of such sale, assignment, transfer or encumbrance, or (iii) to prevent the creation or imposition of any lien, charge, penalty, restriction, security interest or encumbrance on or with respect to any Asset (or any right thereof from arising) as a result of such sale, assignment, transfer or encumbrance; excluding, however, from the definition of Transfer Requirements consents and approvals of assignments by any Governmental Authority (other than consents and approvals by any Governmental Authority in connection with the assignment of any lease from a city, county, state or federal government that is included in the Assets) that are customarily obtained after closing the transactions contemplated by this Agreement.

(f)  There are no actions, suits, arbitrations, proceedings, investigations or claims pending or threatened relating to or affecting any of the Assets or the transactions contemplated by this Agreement.

(g)  Seller has not received any notice of any violation or alleged violation (or of any fact or circumstance which with notice or the passage of time or both would constitute a violation) of any Laws (including any Environmental Laws) applicable to the Assets, and the Assets comply with all Laws (including any Environmental Laws).

(h)  Schedule 2.1(d) sets forth a true and correct description of each contract, agreement or similar arrangement, which relates to the Leases, the Lands or by which any of the Assets is bound. Seller is in compliance with all terms and provisions of all Contracts or agreements included in or by which any of the Assets is subject. All such Contracts and agreements are in full force and effect and, to the knowledge of Seller, there are no violations or breaches thereof or existing facts or circumstances which upon notice or the passage of time or both will constitute a violation or breach thereof by any other party thereto.

(i)  Seller has Good and Marketable Title to the Assets;

(j)  Neither Seller nor any Affiliate of Seller has incurred any obligation or entered into any agreement for any investment banking, brokerage or finder's fee or commission in respect of the transactions contemplated by this Agreement for which Buyer or any Affiliate of Buyer shall incur any liability. "Affiliate" shall mean, as to the person specified, any person controlling, controlled by or under common control with such specified person. The concept of control, controlling or controlled as used in the aforesaid context means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.

(k)  Seller has paid all Taxes on or relating to the Assets, which are currently due and payable as required by Law prior to delinquency. Seller is not a non-resident alien or foreign corporation (as those terms are defined in Internal Revenue Code of 1986, as amended, and any successor thereto, together with all regulations promulgated thereunder (together, the "Code").

(l)   There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or threatened against Seller.

(m)  Seller is not an "investment company" or a company "controlled" by an investment company within the meaning of the Investment Company Act of 1940, as amended, or is otherwise subject to regulation under or the restrictions of such Act.

(n)  All licenses, permits, certificates, orders, approvals and authorizations of Governmental Authority necessary for the ownership or operation of the Assets have been obtained and all such licenses, permits, certificates, orders, approvals and authorizations are in full force and effect and all fees and charges relating thereto have been paid.

(o)  To the best of Seller's knowledge, none of Seller's statements or representations in this Agreement contain any untrue statement of any fact or omit to state any fact necessary to be stated in order to make the statements or representations made not misleading.

(p)  The Assets to be transferred under this Agreement constitute substantially all of Seller's assets.

(q)  The transactions contemplated in this Agreement have been undertaken by the Seller in good faith, considering its obligations to any person or entity to whom Seller owes a right to payment, and has undertaken these transactions without any intent to hinder, delay or defraud any of Seller's creditors. The Seller has not been sued or threatened with suit by any creditor prior to the execution of this Agreement and has not moved or concealed any assets from creditors. Seller believes in good faith that Seller will receive consideration reasonably equivalent to the value of the assets transferred under this Agreement.

Section 4.2  Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

(a)  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has the requisite corporate power to carry on its business as it is now being conducted. Buyer is duly qualified to do business, and is in good standing, in each jurisdiction in which the Assets to be acquired by it makes such qualification necessary.

(b)  Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Buyer.

(c)  This Agreement constitutes a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, subject to: (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors; (ii) general principles of equity; and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

(d)  Neither the execution and delivery of this Agreement nor the consummation of the transactions and performance of the terms and conditions contemplated hereby by Buyer will (i) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws and other similar governing documents of Buyer; (ii) be rendered void or ineffective by or under the terms, conditions or provisions of any agreement, instrument or obligation to which Buyer is a party or is subject; or (iii) violate or be rendered void or ineffective under any Law.

(e)  No consent, approval, authorization or permit of, or filing with or notification to, any person is required for or in connection with the execution and delivery of this Agreement by Buyer or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by Buyer.

(f)  Neither Buyer nor any Affiliate of Buyer has incurred any obligation or entered into any agreement for any investment banking, brokerage or finder's fee or commission in respect of the transactions contemplated by this Agreement for which Seller or any Affiliate of Seller shall incur any liability.

ARTICLE V
COVENANTS OF SELLER AND BUYER

Section 5.1       Assignment, Bill of Sale & Conveyance. Upon the terms and subject to the conditions of this Agreement, at Closing, Seller shall execute and deliver the Assignment, Bill of Sale and Conveyance, in substantially the form attached hereto as Exhibit B (the "Conveyance"), to Buyer together with all assignment forms as may be required by Law to be executed in connection with the conveyance of specific Assets; provided that the terms and provisions of the Conveyance shall control as to any conflict between the Conveyance and any such special assignment forms.

Section 5.2      Public Announcements. Without the prior written approval of the other Party, which approval shall not be unreasonably withheld, no Party will issue, or permit any agent or Affiliate to issue, any press releases or otherwise make, or cause any agent or Affiliate to make, any public statements with respect to this Agreement and the transactions contemplated hereby, except where such release or statement is deemed in good faith by the releasing Party to be required by Law or any national securities exchange, in which case the Party or Parties will use commercially reasonable efforts to provide a copy to the other Party prior to any release or statement.

Section 5.3     Further Assurances. Seller and Buyer each agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver or cause their respective Affiliates to execute and deliver such further instruments of conveyance and transfer and take such other action as may be necessary to carry out the purposes and intents of this Agreement. Any separate or additional assignment of the Assets or any portion thereof required pursuant to this Section 5.3: (a) shall evidence the conveyance and assignment of the Assets made or intended to be made in the Conveyance; (b) shall not modify or be deemed to modify any of the terms, covenants and conditions set forth in the Conveyance or in this Agreement; and (c) shall be deemed to contain all of the terms and provisions of the Conveyance, as fully as though the same were set forth at length in such separate or additional assignment.

Section 5.4    Negative Covenant. Beginning on the Effective Date and ending on and including the Closing Date, Seller shall not, without the prior written consent of Buyer, make any modification to any of the Assets or enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Assets. Notwithstanding the above, Seller shall be allowed to file and record any necessary documents which are required to cure title matters as set forth in Section 2.7 or as may be necessary to deliver the 8/8ths net revenue interests as listed in Schedules 2.1(a)(b)(c) and as further set forth in Section 2.2(c).

ARTICLE VI
POST CLOSING COVENANTS

Section 6.1    Operational Costs.   Buyer and Seller acknowledge that Premier Energy Partners (I) LLC ("Premier") has invoiced Seller for Seller's share of costs for work performed on the subject Lands (the "Invoices"). If Buyer acquires the leases owned by Premier relating to the Lands and this Agreement closes, Buyer will cancel such amounts owed by Seller under the Invoices.

Section 6.2     Indemnification. Notwithstanding Seller's representation in Section 4.1(e), Buyer agrees to indemnify and hold Seller harmless from and against any and all claims caused by, resulting from, or incidental to the Leases described in Schedule 2.1(a).

Section 6.3    Operation of the Assets after the Closing. If Buyer has not commenced drilling activities on or before December 31, 2013 on the Lands described on Schedule 2.1(b), Buyer will use commercially reasonable efforts to renew or extend any of the Leases described on Schedule 2.1(b), at Buyer's sole cost and expense, at least 30 days prior to the expiration date of such Lease as such expiration date exists on the Closing Date.

ARTICLE VII
CLOSING

Section 7.1  Closing. If the conditions referred to in Section 7.4 and Section 7.5 are satisfied or waived in writing, the closing of the transactions contemplated by this Agreement (the "Closing") shall be held on or before April 30, 2013 at 9:00 a.m. Colorado time, or such other mutually agreed upon date and time. The Closing may occur by fax or email. The actual date on which the Closing occurs shall be known as the "Closing Date". At Closing, the obligations in Section 7.2 and Section 7.3 shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the other.

Section 7.2   Seller's Closing Obligations. At Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer the following:

(a)  the Conveyance in the form attached as Exhibit B;

(b)  an Affidavit of Non-foreign Status substantially in the form attached as Exhibit C;

(c)  the Records and such other documents as may be reasonably necessary to convey all of Seller's interests in the Assets to Buyer in accordance with the terms and provisions of this Agreement.

Section 7.3    Buyer's Closing Obligations. At Closing, Buyer shall deliver, or cause to be delivered to Seller, the balance of the Purchase Price owed to Seller in immediately available funds via cashier's check.

Section 7.4    Seller's Conditions of Closing. Seller's obligations under this Agreement are subject, at the option of Seller, to the satisfaction at Closing of the following conditions:

(a)  All representations and warranties of Buyer contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing Date; and

(b)  Buyer shall have performed and satisfied in all material respects all covenants required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing.

Section 7.5   Buyer's Conditions of Closing. Buyer's obligations under this Agreement are subject, at the option of Buyer, to the satisfaction at Closing of the following conditions:

(a) All representations and warranties of Seller and Seller's Members contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing Date; and

(b) Seller shall have performed and satisfied all covenants required by this Agreement to be performed and satisfied by Seller at or prior to the Closing.

Section 7.6      Survival. The representations and warranties of the Parties and Seller's Members contained in Article IV of this Agreement shall survive for six (6) months after the Closing Date. All of the covenants and agreements made by each Party in this Agreement shall survive the consummation of the transactions contemplated herein and shall continue in full force and effect after the Closing indefinitely until all obligations with respect to any such covenants are fulfilled in their entirety.

ARTICLE VIII
Termination and Confidentiality

Section 8.1   Right of Termination This Agreement may be terminated at any time at or prior to the Closing:

(a)  by mutual written consent of the Parties;

(b)  by Buyer on the Closing Date if the obligations set forth in Section 7.2 or the conditions set forth in Section 7.5 have not been satisfied in all material respects or waived by Buyer in writing by the Closing Date;

(c)  by Seller on the Closing Date if the obligations set forth in Section 7.3 or the conditions set forth in Section 7.4 have not been satisfied in all material respects or waived by Seller in writing by the Closing Date; or

(d)  by either Buyer or Seller if the Closing has not occurred by April 30, 2013 unless agreed to by the Parties in writing.;

provided, however, that no Party shall have the right to terminate this Agreement pursuant to Sections 8.1(b), 8.1(c), or 8.1(d) if such Party is at such time in breach of any provision of this Agreement.

Section 8.2    Effect of Termination. In the event that the Closing does not occur because a Party exercises its right to terminate this Agreement under Section 2.7 or Section 8.1, then except as set forth in Section 3.2, this Agreement shall be null and void and no Party shall have any further rights or obligations under this Agreement; provided that, nothing herein shall relieve any Party from any liability for any breach hereof.  Further, upon the failure of Seller to meet a material condition to Closing set forth in Section 7.5, Buyer, at its sole discretion, may enforce whatever legal or equitable rights may be appropriate and applicable, including, without limitation specific performance of this Agreement.

Section 8.3   Confidentiality: The Parties agree that the amount of the Purchase Price shall remain confidential. Notwithstanding the immediately preceding sentence, the Parties agree that the Purchase Price may be disclosed by the Parties to their affiliates and each of their respective officers, directors, employees, partners, attorneys, representatives, accountants, brokers, and lenders. In addition, the

Purchase Price may be disclosed as required by discovery process, court order, law, rule or regulation of a governmental authority or stock exchange. The Parties recognize that the Conveyance will be filed in the public record and consent to such filing. Nothing in this Section 8.1 shall prevent either Party from disclosing the other provisions of this Agreement or the fact that the Parties have entered into this Agreement.

ARTICLE IX
MISCELLANEOUS

Section 9.1   Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

Section 9.2    Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO WITHOUT REFERENCE TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

Section 9.3   Entire Agreement. This Agreement (including the Exhibits, Schedules, and other agreements expressly contemplated by or incorporated herein) contains the entire agreement between the Parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the Parties other than those set forth or referred to herein.

Section 9.4  Expenses. Buyer shall be responsible for all recording fees relating to the filing of instruments transferring title to Buyer from Seller. Seller shall be responsible for (a) all recording and other fees relating to title curative documents, (b) any sales Taxes which may become due and owing by reason of the sale of the Assets hereunder, (c) all transfer, stamp, documentary and similar Taxes imposed on the Parties with respect to the property transfer contemplated pursuant to this Agreement and (d) all income and other Taxes incurred by or imposed on Seller with respect to the transactions contemplated hereby. All other costs and expenses incurred by each Party in connection with all things required to be done by it hereunder, including attorney's fees, accountant fees and the expense of title examination, shall be borne by the Party incurring same.

Section 9.5  Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, by United States Mail, telecopy, telefax, email or other similar electronic transmission service to the appropriate address or number as set forth below. Notices to Seller shall be addressed as follows:

Buck Peak, LLC
621 17th Street, Suite 1445

Denver, CO 80293
Attn: David M. Laramie
Email: davelaramie@aol.com

or at such other address and to the attention of such other person as Seller may designate by written notice to Buyer. The person Seller designated above is authorized to receive any notice contemplated by this Agreement on behalf of Seller and is also authorized to make any response or election required hereunder with respect to such notice on behalf of Seller.

Notices to Buyer shall be addressed to:

PetroShare Corp.
7200 S. Alton Way, Suite B220
Centennial, Colorado 80111
Attention: Stephen J. Foley
Phone number: 303-591-1321
Email: sfoley43@msn.com

or at such other address and to the attention of such other person as Buyer may designate by written notice to Seller. The person Buyer designated above is authorized to receive any notice contemplated by this Agreement on behalf of Buyer and is also authorized to make any response or election required hereunder with respect to such notice on behalf of Buyer.

Section 9.6   Successors and Assigns. This Agreement shall be binding pon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor the obligations of any Party shall be assignable or transferable by such Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

Section 9.7  Headings. The headings to Articles, Sections and other subdivisions of this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

Section 9.8   Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought. Any Party may, only by an instrument in writing, waive compliance by another Party with any term or provision of this Agreement on the part of such other Party to be performed or complied with. The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

Section 9.9   Exhibits and Schedules. The Exhibits and Schedules hereto are made a part hereof and incorporated herein by this reference.

Section 9.10   Agreement for the Parties' Benefit Only. This Agreement is not intended to confer upon any person not a Party any rights or remedies hereunder, and no person, other than the Parties, is entitled to rely on any representation, warranty, covenant or agreement contained herein.

Section 9.11     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.12    Limitation of Damages. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY AND/OR ITS AFFILIATES BE LIABLE FOR ANY CONSEQUENTIAL, SPECIAL, INDIRECT OR PUNITIVE DAMAGES CLAIMED BY A PARTY ARISING FROM OR RELATING TO ANY ACTIONS FOR ANY BREACH OR ALLEGED BREACH OF THIS AGREEMENT.

[Signatures on Following Page]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties and Seller's Members as of the day first above written.

BUYER:

PetroShare Corp.

By:  /s/ Stephen J. Foley
Name:    Stephen J. Foley
Title:     Chief Executive Officer

Buck Peak, LLC

By:       /s/ David J. Steyaert
Name:   David J. Steyaert
Title:     Co-Owner

MEMBERS:

/s/ David M. Laramie
David M. Laramie

/s/ David J. Steyaert
David J. Steyaert

Schedule 2.1(a)(b)(c)

Leases

See attached